Exhibit 10.16

NEGATIVE PLEDGE AND UNDERTAKING

WHEREAS LEGEND ENERGY CANADA LTD. (the “Corporation”) has accepted an offering letter with National Bank of Canada (the “Bank”) dated August 12, 2011 as same may be further amended, revised, modified, supplemented, restated or replaced from time to time (the “Offering Letter”) wherein among other things, the Corporation agreed to grant to the Bank by way of security for the Corporation’s present and future indebtedness and liability to the Bank from time to time, an undertaking to provide, at the Bank’s request, fixed charge security over, the Corporation’s producing petroleum and natural gas properties (the “P&NG Properties”) as selected or designated by the Bank, from time to time;

AND WHEREAS the Corporation, as part of the security granted to the Bank for its present and future indebtedness and liability to the Bank, has granted to the Bank a $25,000,000 fixed and floating charge demand debenture dated the same date as this Negative Pledge and Undertaking (the “Debenture”);

NOW THEREFORE in consideration of the Bank agreeing to make advances to the Corporation from time to time under the Offering Letter (as the same may be amended, replaced or restated from time to time), the Corporation does hereby represent, covenant and agree with the Bank as follows:

1.	The Corporation represents and warrants to the Bank it is the beneficial owner of the P&NG Properties and that the P&NG Properties are free and clear of all claims, mortgages, liens, charges or encumbrances of any nature or kind whatsoever other than Permitted Encumbrances (as defined in the Offering Letter).

2.	From time to time after the date hereof, the Corporation shall, at the request of the Bank and as soon as practical after such request, provide to the Bank a current list and description of the Corporation’s P&NG Properties and other interests of the Corporation (the “Additional Interests”).

3.	At the written request of the Bank, made in accordance with the Offering Letter, the Corporation shall within five (5) Business Days (as defined in the Offering Letter) grant to the Bank a fixed mortgage, lien, charge and security interest in and to all or any of the P&NG Properties or Additional Interests, the nature of such fixed charge to be determined by the Bank but which, without limitation, shall permit the Bank to add the same to Exhibit “1” to Schedule “A” to the Debenture in which event such P&NG Properties and Additional Interests shall without more, form part of the Specifically Mortgaged Property of the Debenture and shall be subject to all of the terms and conditions thereof as if the same had been so included in Exhibit “l” to Schedule “A” of the Debenture at the time it was executed and delivered to the Bank.

4.	In the event of any conflicts between the terms hereof and those of any other agreements made between the Bank and the Corporation from time to time which pertain to the P&NG Properties or the Additional Interests, those contained in the Offering Letter shall govern and prevail unless the Bank and the Corporation otherwise agree in writing.

5.	This Negative Pledge and Undertaking shall be binding upon the Corporation and its successors and assigns and shall enure to the benefit of the Bank and its successors and assigns.

IN WITNESS WHEREOF the Corporation has caused this agreement to be executed and its corporate seal to be hereunto affixed, attested by the signature(s) of its proper officer(s) duly authorized in that behalf this 19th day of October, 2011.

LEGEND ENERGY CANADA LTD.

Per:	/s/ Marshall Diamond - Goldberg	c/s
Name:	Marshall Diamond - Goldberg
Title:	President